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                                                                    EXHIBIT 99.i

                    [KIRKPATRICK & LOCKHART LLP LETTERHEAD]


                                  March 1, 2002


American AAdvantage Funds
4151 Amon Carter Boulevard
Fort Worth, Texas 76155

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the issuance by American AAdvantage Funds (the "Trust") of shares of beneficial interest in connection with the filing of Post-Effective Amendment No. 39 to its Registration Statement on Form N-1A ("PEA No. 39"). As used in this letter, the term "Shares" means the (1) Institutional Class shares of beneficial interest of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, S&P 500 Index Fund, Small Cap Index Fund, International Equity Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Money Market Fund, and Municipal Money Market Fund; (2) the AMR Class shares of beneficial interest of the Balanced Fund, Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, International Equity Fund, Emerging Markets Fund, Intermediate Bond Fund, and Short-Term Bond Fund; (3) PlanAhead Class of shares of beneficial interest of the Balanced Fund, Large Cap Value Fund, Small Cap Value Fund, International Equity Fund, S&P 500 Index Fund, High Yield Bond Fund, Intermediate Bond Fund, Short-Term Bond Fund, Money Market Fund, Municipal Money Market Fund, and U.S. Government Money Market Fund; (4) Platinum Class shares of beneficial interest of the Money Market Fund, Municipal Money Market Fund, and U.S. Government Money Market Fund; and (5) Cash Management Class shares of beneficial interest of the Money Market Fund and U.S. Government Money Market Fund.

         As the Trust's counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Declaration of Trust and by-laws and such resolutions and minutes of meetings of the Trust's Board of Trustees as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) in the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of shares by unincorporated voluntary associations and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.


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American AAdvantage Funds
March 1, 2002
Page 2


         Based on present laws and facts, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust and that, when sold in accordance with the terms contemplated by the PEA No. 39, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been validly issued, fully paid and non-assessable.

         We note, however, that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that all persons extending credit to, contracting with or having any claim against the Trust or the Trustees shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of their agents, whether past, present or future, shall be personally liable therefor. It also requires that every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligation represented thereby to the Trust and its assets. The Declaration of Trust further provides: (1) for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of the Trust; and (2) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

         We hereby consent to this opinion accompanying PEA No. 39 when it is filed with the SEC and to the reference to our firm in PEA No. 39.

                                     Very truly yours,



                                     KIRKPATRICK & LOCKHART LLP